Exhibit 10.3

October 1, 2002

John Green
4101 Fordham Road, NW
Washington, DC 20016

Re:	Letter Agreement Concerning Revised Post Employment Non-Competition Provisions

Dear John:

     In consideration of the promises of the parties to this Letter Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement by and between you and InforMax, Inc. (“InforMax” or “Company”) dated as of February 28, 2001, as amended by that certain Letter Agreement dated as of February 14, 2002 (the “Employment Agreement”) as follows:

     The parties agree that Section 6 of the Employment Agreement, captioned “Non-Competition,” shall be amended to state:

“6. Post-Employment Obligations. Employee agrees that the following obligations are reasonable and necessary to protect InforMax’s business. Employee further acknowledges that these obligations do not restrict Employee’s ability to be gainfully employed, that InforMax’s business is international in scope, and that any geographic boundary, scope of prohibited activities, and time duration in these obligations are reasonable in nature and no broader than are necessary to protect InforMax’s legitimate business interests. In consideration for Employee’s employment as an executive officer and for InforMax’s other promises herein, Employee agrees that, for the term of this Agreement and for a period of twelve (12) months following the termination of employment, except with the express written consent of the InforMax Board of Directors, Employee shall not directly or indirectly:

(a) solicit “Business” (as defined below) from or contract or conduct Business (other than on behalf of InforMax) with (i) any person or entity which was a customer of InforMax as of, or within one year prior to, Employee’s last day of employment, or (ii) any prospective customer which InforMax was soliciting as of, or within one year prior to, his last day of employment. “Business” shall mean those products and services that InforMax is engaged in or is actively developing on the date of Employee’s termination of employment;

(b) knowingly interfere or attempt to interfere with or cause or attempt to cause the termination of any transaction or relationship in which InforMax was involved or contemplating during Employee’s employment, including but not limited to relationships with InforMax’s customers and prospective customers, contractors, vendors, service providers and suppliers;

(c) hire, solicit or recruit any of InforMax’s employees, or any individuals who were employed by InforMax within six (6) months of Employee’s last day of employment; or

(d) be employed by, consult for, be an officer or director of, be a shareholder or owner of (except if as a shareholder or owner of less than 2% of a publicly traded company), or assist, engage in, or promote any business or contemplated business that is competitive with InforMax’s Business, as defined above. Notwithstanding the foregoing, provided that Employee’s doing so does not breach his obligations to maintain the confidentiality of Proprietary Information as set forth in Section 7 of this Agreement, Employee may serve in such a capacity for a business competitive with InforMax as long as Employee serves in a group or division of that business that is not directly competitive with InforMax’s Business, as defined above.

The Parties agree that if a court of competent jurisdiction or other enforcement body finds that any term of this Section 6 is for any reason excessively broad in scope or duration or for other reasons finds that a term may not be enforced as written, such term shall be construed in a manner to enable it to be enforced to the maximum extent possible. The Parties further agree that a court of competent jurisdiction or other enforcement body may modify, delete, blue-pencil, or revise any term of this Section 6 and then enforce this Section 6 as modified.”

     Unless specifically modified herein, all terms and conditions of the Employment Agreement and any other employment related agreements shall remain in full force and effect and you agree that you will continue to be bound by such agreements.

     This Letter Agreement may not be released or abandoned, supplemented or modified in any manner, orally or otherwise, except by an instrument in writing signed by you and an officer or director of InforMax. This Letter Agreement will be governed by the laws of the State of Maryland and the parties agree to submit to the exclusive jurisdiction of any Maryland court or Federal Court sitting in Maryland in any action or proceeding arising out of or relating to this Letter Agreement or the transactions contemplated hereby.

     Please evidence your understanding of and agreement with the above-stated terms by signing below and returning this Letter Agreement to me.

Yours sincerely,

INFORMAX, INC.

By:/S/ Andrew P. Whiteley Andrew P. Whiteley Chairman, Chief Executive Officer and President

AGREED:

/S/ John M. Green John Green Chief Financial Officer and Chief Operating Officer

Date: October 1, 2002

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